Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
Subsidiaries of the Registrant and Jurisdiction of Incorporation or Organization
Portfolio Recovery Associates, LLC — Delaware
PRA Holding I, LLC — Virginia
PRA Holding II, LLC — Virginia
PRA Receivables Management, LLC — Virginia (Doing business as Anchor Receivables Management)
PRA Location Services, LLC – Delaware (Doing business as IGS Nevada)
PRA Government Services, LLC – Delaware (Doing business as RDS and Alatax)

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